PARTNERRE LTD.
2021 RESTRICTED SHARE UNIT PLAN
1.Purpose.
The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company Group and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the grant of Restricted Share Units to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of shareholder value.
2.Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)“Administrator” means the Board or such person or persons appointed as the Administrator pursuant to the Board’s Delegation of Authority Policy from time to time, with the Administrator initially being comprised of the Company’s Chief Executive Officer and the Company’s Chairman.
(b)“Affiliate” means, with respect to any specified person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, in controlled by, or is under common control with, such specified person or entity. The term “Affiliated” shall have the correlative meaning.
(c)“Board” means the Board of Directors of the Company.
(d)“Book Value” means, as determined by the Administrator as of any applicable Valuation Date, an amount determined by dividing (1) the Company’s total shareholders’ equity less the aggregate liquidation value of the Preferred Shares and less any non-controlling interests held by third parties (other than the holders of the Company’s Class B Common Shares, par value $0.00000001 per share, and holders of Shares) based on the Company’s consolidated U.S. GAAP balance sheet as of such Valuation Date as evidenced in the publically released documents filed or furnished, as applicable, with the U.S. Securities and Exchange Commission to the extent applicable, by (2) the total number of outstanding common shares of the Company as of such Valuation Date.
(e)“Cause” means, with respect to a Participant, any act of gross misconduct or gross negligence which may include but is not limited to (1) assault or attempted assault, (2) theft or attempted theft of either the Company Group’s or other employees’ property, or any act of fraud or dishonesty, whether or not connected with Participant’s employment; (3) willful damage to, or unauthorized removal from, the Company Group’s premises of property belonging to the Company Group or to other employees; (4) serious breach of security; (5) working under the influence of drink or drugs or being in possession of illegal substances; (6) insulting, aggressive, abusive or threatening behavior or rudeness to staff or clients; (7) indecent or immoral behavior; (8) bullying, sexual or racial harassment, or other forms of harassment; (9) fraud or dishonesty, whether or not connected with Participant’s employment; (10) serious disregard for health and safety; (11) sex, race, age, disability or any other form of unlawful discrimination; (12) serious breach of data protection rules or law; (12) serious negligence or actions which cause unacceptable loss, damage or injury; (14) refusal to carry out a reasonable instruction given by management; (15) introduction of unauthorized third party computer software into the working environment; (16) communication to a third party of confidential information, relating to the Company Group or any of its customers/clients, without authority to do so; (17) serious or repeated misconduct after due warning has been given; (18) serious or persistent breach of any policy or procedure set out in the relevant Employee Handbook applicable to the Participant; (19) serious or persistent breach of any terms set out in the Participant’s employment contract or the refusal or negligent failure to comply with lawful directions of the Board; (20) serious breach of fiduciary duties; (21) commission of a criminal offence inside or outside work which undermines the basis of mutual trust and confidence on which the contract of employment relies; (22) serious failure to comply with applicable regulatory rules and/or any Compliance policies, Code of Conduct and policies in any applicable Employee Handbook, as amended from time to time and/or the ceasing or failure to be registered by any regulatory body where such registration is necessary for the performance of the Participant’s duties; (23) attempting to sell or promote the interests of another company or party during employment without authority; (24) conducting a business outside or inside work which, even if not competing against the Company Group, is related to the type of business carried out by the Company Group and is unlawful or is otherwise contrary to the interests of the Company Group or its clients or suppliers; (25) serious misuse of Company Group’s computer systems; (26) competing with the Company Group during employment; (27) committing any unlawful or improper act including but without limitation, irregularities in making share applications; (28) engaging in any conduct which impairs the Participant’s or the Company or any Company Group’s reputation or general standing or which prejudices the Company’s or the Company Group’s interests or seriously impairs the Participant’s ability to perform duties under relevant employment agreements; (29) a bankruptcy petition is made against the Participant or an interim receiving order is made against the Participants or if the Participant makes a composition with or enter into any deed of arrangement with creditors; (30) if Participant becomes of unsound mind or is admitted as a patient under any statute relating to mental health or if Participant becomes unable to perform duties for a period in aggregate of 130 working days in any period of 12 calendar months; (31) if Participant is disqualified from acting as a director of the Company Group or if Participant resigns as a director of the Company Group otherwise than at the request of the Company Group; (32) if Participant fails to perform duties to a satisfactory level following a written warning; and (33) if Participant becomes, or the Company Group discovers that Participant has been, the subject of a direction disqualifying Participant from being employed in connection with financial services business of a particular kind. If, subsequent to the Termination of a Participant for any reason other than by the Employer for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Administrator, be deemed to have been terminated by the Employer for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Restricted Share Units (and any Shares acquired on settlement thereof) following such Termination that would have been forfeited or reacquired under the Plan had such Termination been by the Employer for Cause.
(f)“Change in Control” means (1) when any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Investors or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding common shares of the Company, (2) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions) to an entity or corporation other than the Investors, or (3) there occurs a reorganization, merger, consolidation, amalgamation or other corporate transaction involving the Company (a “Transaction”), other than with the Investors or a direct or indirect wholly-owned subsidiary of the Company and other than a Transaction that would result in the holders of the Company’s voting securities outstanding immediately prior thereto (or any of their respective Affiliates) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent entity thereof) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such Transaction.
(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(h)“Company” means PartnerRe Ltd.
(i)“Company Group” means the Company, together with each direct or indirect subsidiary of the Company.
(j)“Company Securities” means common equity securities of the Company owned, directly or indirectly, by the Investors from time to time.
(k)“Competitive Activity” means soliciting, encouraging, inducing or accepting (re)insurance business either directly or on behalf of any third party in the reinsurance market.
(l)“Corporate Event” has the meaning set forth in Section 7(b) hereof.
(m)“Data” has the meaning set forth in Section 16(g) hereof.
(n)“Disability” means, with respect to a Participant, the Participant’s qualification for long-term disability benefits under any Company long-term disability insurance arrangement in which such Participant participates.
(o)“Drag-Along Notice” has the meaning set forth in Section 6(b) hereof.
(p)“Drag-Along Right” has the meaning set forth in Section 6(b) hereof.
(q)“Effective Date” means March 1, 2021.
(r)“Eligible Person” means (1) each employee of any member of the Company Group, (2) each non-employee director of any member of the Company Group, (3) each other natural person who provides substantial services to any member of the Company Group, and (4) any natural person who has been offered employment by any member of the Company Group; provided, that such prospective employee may not receive any payment or exercise any right relating to a Restricted Share Unit until such person has commenced employment with any member of the Company Group.
(s)“Employer” means, with respect to a Participant, the applicable member of the Company Group by which the Participant is, or following a Termination was most recently, principally employed or to which the Participant provides, or following a Termination was most recently providing, services, as applicable.
(t)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(u)“Good Reason” means, with respect to a Participant, without the Participant’s consent, (1) a material diminution in the Participant’s employment, overall duties, responsibilities and authority, or the assignment to the Participant of duties that are materially inconsistent with his position; provided that a mere change in function, role or assignment that does not result in a material diminution in the Participant’s duties, responsibilities and authority shall not constitute Good Reason, (2) any reduction in the Participant’s salary (other than any broad based reduction that equally impacts similarly situated employees of the Company), or (3) a breach by the Company of a material provision of the Participant’s Participation Agreement, if any; provided, however, that, it is a condition precedent to the Participant’s right to terminate employment for Good Reason that (x) the Participant shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within thirty (30) days after the first instance of such occurrence of the event or condition giving rise to Good Reason, (y) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such thirty (30)-day period, and (z) the Participant’s resignation becomes effective immediately following the last day of the cure period to the extent the event or condition is not remedied by the Company on or prior to such date, and any failure to satisfy these conditions precedent will result in a waiver by the Participant of his right to terminate for Good Reason as a result of such event or condition.
(v)“Investors” means Parent and each of its Affiliates and each of their respective successors.
(w)“IPO” means an initial underwritten public offering of the Company’s equity securities pursuant to an effective registration statement filed under the Securities Act or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States.
(x)“IPO Date” means the effective date of the registration statement for the IPO.
(y)“Lock-Up Period” has the meaning set forth in Section 6(a) hereof.
(z)“Minimum Holding Requirement” means, with respect to a Participant as of any date of determination prior to such Participant’s Termination, the number of Shares necessary such that such Participant holds, as of such date of determination, an aggregate number of Restricted Share Units, Shares and Class B Common Shares, par value $0.00000001 per share, of the Company with an aggregate Book Value equal to two (2) times such Participant’s then-current annual long-term incentive target value as communicated to such Participant by the Company from time to time.
(aa)“Parent” means EXOR N.V., a naamloze vennotschap organized under the laws of the Kingdom of the Netherlands.
(bb) “Participant” means an Eligible Person who has been granted a Restricted Share Unit under the Plan or, if applicable, such other person or entity who holds a Restricted Share Unit or, in either case, such person or entity holding Shares settled in respect of a Restricted Share Unit granted pursuant to the Plan.
(cc)“Participant Agreement” means an employment or other services agreement between a Participant and such Participant’s Employer that describes the terms and conditions of such Participant’s employment or service with the Employer and is effective on the applicable date of grant with respect to any Restricted Share Unit.
(dd)“Per Share Drag/Tag-Along Purchase Price” has the meaning set forth in Section 6(b)(1) hereof.

(ee)“Permitted Transfer” means any transfer by a Participant of all or any portion of his or her Shares to (1) any trust established for the sole benefit of such Participant or such Participant’s spouse or direct lineal descendants and that is controlled by such Participant, (2) any other entity (including an individual retirement account or similar investment account) in which the direct and beneficial owner of all voting securities of such entity is held by such Participant, (3) such Participant’s heirs, executors, administrators, or personal representatives upon the death, incompetency, or Disability of such Participant, or (4) subject to approval of the Company or a duly authorized officer of any member of the Company Group, a person or persons who acquire a proprietary interest in Shares pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation Section 1.421-1(b)(2).
(ff)“Plan” means this PartnerRe Ltd. 2021 Restricted Share Unit Plan, as amended from time to time.
(gg)“Preferred Shares” includes, without limitation, the Company’s 6.50% Series G Cumulative Redeemable Preferred Shares, 7.25% Series H Cumulative Redeemable Preferred Shares 5.875% Series I Non-Cumulative Redeemable Preferred Shares and 4.875% Series J Non-Cumulative Redeemable Preferred Shares to the extent issued and outstanding from time to time or such other preferred shares designated and issued by the Company which rank senior to the Shares from time to time.
(hh)“Prohibition Event” has the meaning set forth in Section 6(d)(3) hereof.
(ii)“Reacquisition” means the purchase or acquisition by the Company of a Share or Shares for such consideration and pursuant to such other terms as shall be determined by the Board in its sole discretion.
(jj)“Redemption” has the meaning set forth in Section 6(d)(1) hereof.
(kk)“Redemption Date” has the meaning set forth in Section 6(d)(1) hereof.
(ll)“Redemption Notice” has the meaning set forth in Section 6(d)(1) hereof.
(mm)“Redemption Price” means, with respect to any Share in connection with any Redemption:
(1)if the applicable Redemption Notice is delivered on or during the eight (8) days immediately following any Valuation Reporting Date, an amount equal to the Book Value as of the Valuation Date immediately preceding the date on which such Redemption Notice is delivered, as such amount may be adjusted by the Administrator in its discretion on account of any extraordinary events (including, without limitation, payment of any dividend, repurchase or redemption of equity or debt securities or other extraordinary events) occurring after the applicable Valuation Date and prior to the applicable Redemption Date; or
(2)if the applicable Redemption Notice is delivered at any other time, an amount equal to the Book Value as of the Valuation Date immediately following the date on which such Redemption Notice is delivered, as such amount may be adjusted by the Administrator in its discretion on account of any extraordinary events (including, without limitation, payment of any dividend, repurchase or redemption of equity or debt securities or other extraordinary events) occurring after the applicable Valuation Date and prior to the applicable Redemption Date.

(nn)“Redemption Right” has the meaning set forth in Section 6(d)(1) hereof.
(oo)“Repurchase Date” has the meaning set forth in Section 6(e)(1) hereof.
(pp)“Repurchase Price” means, with respect to any Share:
(1)on or following the Termination of a Participant other than by the Employer for Cause, an amount equal to the Book Value as of the Valuation Date immediately following the date of Participant’s Termination, as such amount may be adjusted by the Administrator in its discretion on account of any extraordinary events (including, without limitation, payment of any dividend, repurchase or redemption of equity or debt securities or other extraordinary events) occurring after the applicable Valuation Date and prior to the applicable date on which the Repurchase Obligation is completed;
(2)on or following the Termination of a Participant by the Employer for Cause, the par value of such Share; or
(3)notwithstanding anything contained within clause (1) or (2) above, if a Participant has violated any restrictive covenant to which the Participant is subject to with any member of the Company Group (whether prior to, on or following the date of Termination), the Repurchase Price shall be the par value of such Share.
(qq)“Repurchase Obligation” has the meaning set forth in Section 6(e)(1) hereof.
(rr)“Restricted Activity” means:
(1)directly or indirectly, for the Participant or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ or enter into any contractual arrangement with any employee of the Company or the Company Group; provided, that general solicitations of employment conducted by search or placement firms or published in a newspaper, over the internet or in another publication of general circulation and, in each case, not specifically directed toward such employee of the Company Group will not constitute a Restricted Activity as long as no employee of any member of the Company Group is hired as a result of such general solicitation;
(2)directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise) engaging in any Competitive Activity in any country where the Company Group conducts business; or
(3)direct or indirect having an interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise) engages in a Competitive Activity in any country where the Company Group conducts business;
provided, that, a Participant will not be deemed to have engaged in a Restricted Activity solely as a result of such Participant’s acquisition or holding, solely as a passive and non-controlling investor, of not more than three percent (3%) of any class of capital stock of a publicly listed company.

(ss)“Restricted Share Unit” means a restricted share unit granted to a participant under Section 4 hereof.
(tt)“Retirement” means, with respect to a Participant, a voluntary Termination that qualifies as a “retirement” under the terms of the applicable local policies and procedures of the applicable Employer (if any) in effect as of the date of such Termination.
(uu)“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Share Unit grant.
(vv)“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.
(ww)“Selling Investor” has the meaning set forth in Section 6(c)(1).
(xx)“Share” means a Class C Common Share, par value $0.00000001 per share, of the Company and such other securities as may be substituted for such share pursuant to Section 7 hereof.
(yy)“Shareholder Representative” has the meaning set forth in Section 6(b) hereof.
(zz)“Subject Shares” has the meaning set forth in Section 6(b) hereof.
(aaa)“Tag-Along Sale” has the meaning set forth in Section 6(c)(1)
(bbb)“Tag-Along Seller” has the meaning set forth in Section 6(c)(1).
(ccc)“Termination” means the termination of a Participant’s employment or service, as applicable, with the Employer; provided, however, that, (x) if so determined by the Administrator at the time of any change in status in relation to the Employer (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed to be a Termination hereunder, and (y) if so determined by the Administrator at the time of a furlough, temporary layoff or similar event with respect to a Participant, such furlough, temporary layoff or similar event will not be deemed to be a Termination hereunder until such time as the Administrator determines that a Termination has occurred. Unless otherwise determined by the Administrator, in the event that any Employer ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), each Participant that is employed by or provides services to such Employer shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction, unless the Participant’s employment or service is transferred to another entity that would constitute an Employer immediately following such transaction. Notwithstanding anything herein to the contrary, in the event that a Participant provides notice of his or her intention to resign at a future date (other than on account of such Participant’s Retirement), such Participant shall be treated, for purposes of this Plan only, as having experienced a Termination as of the date on which such notice is delivered (except that (1) the Repurchase Price payable pursuant to Section 6(e)(1) below shall not be payable until the later of the Repurchase Date or the date determined by the Administrator that is no more than thirty (30) days following the actual date on which such Participant’s employment actually ends, and (2) the classification of such Termination (e.g., whether such Termination is a Termination by the Company for Cause or a resignation by the Participant, etc.) may be changed at the discretion of the Administrator based on the Participant’s conduct between the date notice is delivered and the actual date on which such Participant’s employment actually ends).

(ddd)“Valuation Date” means June 30 and December 31 of each year and each other date or dates as the Administrator may determine from time to time in its sole discretion.
(eee)“Valuation Reporting Date” means, with respect to each Valuation Date, the date of the public release of the Book Value as of such Valuation Date (which date shall be determined by the Administrator in its sole discretion).
3.Administration.
(a)Authority of the Administrator. Except as otherwise provided below, the Plan shall be administered by the Administrator. The Administrator shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Restricted Share Units, (3) determine the number of Shares subject to, other terms and conditions of, and all other matters relating to, Restricted Share Units, (4) prescribe RSU Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and RSU Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, and (6) make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the Plan. Any action of the Administrator shall be final, conclusive, and binding on all persons, including, without limitation, each member of the Company Group, Eligible Persons, Participants, and beneficiaries of Participants. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Administrator is permitted to take.
(b)Delegation. To the extent permitted by applicable law, the Administrator may delegate to officers or employees of any member of the Company Group, or Administrators thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Administrator may determine appropriate. The Administrator may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(b) within the scope of such delegation shall, for all purposes under this Plan, be deemed to be an action taken by the Administrator. Notwithstanding the foregoing or any other provision of the Plan to the contrary, no officer or employee may grant a Restricted Share Unit to himself or herself.
(c)Sections 409A and 457A. The Administrator shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of a Restricted Share Unit under the Plan to a U.S. taxpayer, to the extent applicable. Any payments in respect of a Restricted Share Unit constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable to a U.S. taxpayer upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Restricted Share Unit. While the Restricted Share Units granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company Group be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4.Shares Available Under the Plan.
Subject to adjustment as provided in Section 7 hereof, the total number of Shares reserved and available for issuance in connection with Restricted Share Units under the Plan shall be the maximum number of Shares authorized by the Company. Shares delivered under the Plan shall consist of authorized and unissued shares or previously issued Shares reacquired by the Company.
5.Restricted Share Units.
(a)General. Restricted Share Units may be granted to Eligible Persons in such form and having such terms and conditions as the Administrator shall deem appropriate. The provisions of separate Restricted Share Units may be set forth in separate RSU Agreements, which agreements need not be identical.
(b)Vesting. Restricted Share Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Administrator and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Board may in its sole discretion accelerate the vesting of any or all Restricted Share Units at any time. Unless otherwise specifically determined by the Administrator in an RSU Agreement or otherwise, the vesting of a Restricted Share Unit shall occur only while the Participant is employed by the Employer, and all vesting shall cease upon a Participant’s Termination for any reason.
(c)Delivery of Shares and Rights as Shareholder. Restricted Share Units shall be subject to a deferral period as set forth in the applicable RSU Agreement, as determined by the Administrator in its discretion. Delivery of Shares will occur upon a specified delivery date or dates upon the expiration of the deferral period specified for the Restricted Share Units in the RSU Agreement. Except as otherwise provided by the Administrator in an RSU Agreement, (i) a Participant shall be entitled to dividends or dividend equivalents, if any, with respect to the Shares underlying each Restricted Share Unit upon vesting of such Restricted Share Units, with delivery of such dividends or dividend equivalents on the same date that Shares with respect to such vested Restricted Share Units are delivered, and (ii) a Participant shall, with respect to Shares issued in settlement of Restricted Share Units, have all of the rights of a holder of Shares, including, without limitation, the right to vote such Shares and, subject to and conditioned upon the expiration of the applicable Lock-Up Period or otherwise in accordance with Section 6 hereof, the right to transfer the Shares.
(d)Termination of Employment or Service. Except as provided by the Administrator in an RSU Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Share Units have vested, (1) all vesting with respect to such Participant’s Restricted Share Units shall cease, (2) each of such Participant’s outstanding unvested Restricted Share Units (and any unpaid dividends or dividend equivalents, if any, with respect to the Shares underlying such outstanding and unvested Restricted Share Units) shall be forfeited and cancelled for no consideration as of the date of such Termination, and (3) any Shares remaining undelivered with respect to vested Restricted Share Units then held by such Participant (and any unpaid dividends or dividend equivalents, if any, with respect to the Shares underlying such vested Restricted Share Units) shall be delivered on the delivery date or dates specified in the RSU Agreement.
6.Restrictions on Shares; Redemptions; Repurchases.
(a)Prohibition on Transfers. Except as otherwise approved by the Administrator or pursuant to subsection (b), (c), (d), (e) or (f) of this Section 6, Shares acquired by a Participant pursuant to the settlement of any Restricted Share Unit granted hereunder may not be sold, transferred, or otherwise disposed of prior to the date that is six (6) months and one (1) day following the IPO Date, or such later date as determined appropriate by the Administrator or the Company’s underwriters in connection with an IPO (the “Lock-Up Period”). If requested by the underwriters managing any public offering, each Participant shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing restriction until the end of such Lock-Up Period.
(b)Drag-Along Rights.
(1)If, at any time and from time to time, the Investors desire to (A) sell at least a majority of the Company Securities beneficially owned by them to one or more third parties, (B) approve any merger, amalgamation, or consolidation of the Company with or into one or more third parties, or (C) approve any sale of all or substantially all of the Company’s assets to one or more third parties, the Investors shall have the right (the “Drag-Along Right”), but not the obligation, to require each Participant (x) in the case of a transfer of the type referred to in clause (A), to sell in such sale, in accordance with the terms set forth herein, all or any portion of such Participant’s Shares received in connection with Restricted Share Units granted hereunder (the “Subject Shares”) and/or all or any portion of the Restricted Share Units then outstanding for the Per Share Drag/Tag-Along Purchase Price (as defined below), or (y) in the case of a merger, amalgamation, or consolidation or sale of assets or other transaction, referred to in clause (B) or (C), to vote (or act by written consent with respect to) all of such Participant’s Subject Shares in favor of such transaction and to waive any dissenters’ rights, appraisal rights, or similar rights that such Participant may have under applicable law. Each Participant agrees to take all steps necessary to enable such Participant to comply with the provisions of this Section 6(b) to facilitate the Investors’ exercise of a Drag-Along Right. As used herein, “Per Share Drag/Tag-Along Purchase Price” means the same consideration per Share as is received by the Investors with respect to their Company Securities in the proposed transaction, including equivalent rights to receive (when and if paid) a proportionate share of any deferred consideration, earn-out, or escrow funds that may become available to the Investors in connection with such transaction.
(2)To exercise the rights granted under this Section 6(b), the Investors shall give each Participant a written notice (a “Drag-Along Notice”) containing the proposed Per Share Drag-Along Purchase Price with respect to the Shares and the terms of payment and other material terms and conditions of the offer of the proposed transferee(s). Each Participant shall thereafter be obligated to sell his or her Subject Shares to the proposed transferee(s) or vote (or act by written consent with respect to) his or her Subject Shares in favor of the proposed transaction, as the case may be, in accordance with Section 6(b)(1) hereof.
(3)Each Participant shall execute and deliver such instruments of conveyance and transfer and take such other actions, including executing any purchase agreement, merger agreement, amalgamation agreement, consolidation agreement, indemnity agreement, escrow agreement, or related documents, and giving such warranties and indemnities as are customary in the context of any transaction contemplated by this Section 6(b), as may be reasonably required by the Investors or the Company in order to carry out the terms and provisions of this Section 6(b). Without limiting the foregoing, in the event that the Investors, in connection with the transaction contemplated by such Drag-Along Right, appoint a shareholder representative (the “Shareholder Representative”) under the applicable definitive transaction agreements, each Participant shall, (x) consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Participant’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such transaction and its related service as the representative of the shareholders, and (y) agree to not assert any claim or commence any suit against the Shareholder Representative or any other shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.
(4)Each Participant acknowledges the rights of the Investors to act on behalf of such Participant pursuant to Section 6(b). At the closing of the proposed transaction, each such Participant shall deliver, against receipt of the consideration payable in such transaction, certificates representing the Subject Shares, together with executed instruments of transfer acceptable to the Investors and the transferee of such Subject Shares.
(5)Notwithstanding anything contained in this Section 6(b), in the event that all or a portion of the purchase price for the Shares being purchased consists of securities, and the sale of such securities to a Participant would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or any similar requirement under similar provision of any state or non–United States securities law, then, at the option of the Investors, such Participants may proportionately receive, in lieu of such securities, the fair market value of some or all of such securities in cash, as determined in good faith by the Administrator.
(6)The rights provided in this Section 6(b) shall expire upon the IPO Date.
(c)Tag-Along Rights.
(1)In the event any Investor or Investors desires to sell Company Securities representing at least ten percent (10%) and less than fifty percent (50%) of the Company Securities beneficially owned by the Investors collectively as of such date to one or more third parties, such Investor (the “Selling Investor”) shall notify the Participants (the “Tag-Along Sellers”), in writing, of such proposed sale and its terms and conditions. Within ten (10) days of the date of such notice, each Tag-Along Seller shall notify the Selling Investor if such Tag-Along Seller elects to participate in such sale. Any Tag-Along Seller that fails to notify the Selling Investor within such ten (10) day period shall be deemed to have waived his, her or its right hereunder. Each Tag-Along Seller that so notifies the Selling Investor shall have the right to sell, at the Per Share Drag/Tag-Along Purchase Amount and on the same terms and conditions as the Selling Investor, an amount of Shares equal to the Company Securities the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares owned by such Tag-Along Seller and the denominator of which shall be the aggregate number of Company Securities owned by the Investors collectively and Shares owned by each Tag-Along Seller exercising his, her or its rights under Section 6(c) (a “Tag-Along Sale”).
(2)Notwithstanding anything contained in this this Section 6(c), in the event that all or a portion of the purchase price in respect of a Tag-Along Sale consists of securities and the sale of such securities to the Tag-Along Sellers would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state, U.S. or foreign securities law, then, at the option of the Selling Investor, any one or more of the applicable Tag-Along Sellers may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Selling Investor.
(3)The rights provided in this Section 6(c) shall expire upon the IPO Date and shall not apply to a Corporate Event, or to a sale or other transfer pursuant to which the Investors have exercised their drag-along rights set forth herein.
(d)Redemption Rights.
(1)Prior to the earlier of the IPO Date and such Participant’s Termination, each Participant may, at any time, deliver a written election (the “Redemption Notice”) to the Company requiring the Company to redeem all or any portion of the Shares delivered pursuant to the settlement of Restricted Share Units in excess of such Participant’s Minimum Holding Requirement and held by such Participant as of such date (the right to make such election, the “Redemption Right” and such transaction, the “Redemption”) at a price equal to the Redemption Price. In the event that the Redemption Notice is delivered (A) on or during the eight (8) days immediately following any Valuation Reporting Date, the Redemption shall occur on a date determined by the Administrator that is no more than thirty (30) days following the applicable Valuation Reporting Date, or (B) at any other time, the Redemption shall occur on a date determined by the Administrator that is no more than thirty (30) days following the Valuation Reporting Date in respect of the Valuation Date occurring immediately following the date on which such Redemption Notice is delivered (the date on which the Redemption occurs being, the “Redemption Date”). To the extent not otherwise held in book entry form by the Company, the certificates representing the Shares to be redeemed shall be delivered to the Company prior to the close of business on the applicable Redemption Date.
(2)In connection with the Redemption, the Participant shall execute all such documents and instruments as are reasonably requested by the Company in order to transfer the Shares subject to the Redemption to the Company free and clear of any liens or liabilities, including a purchase agreement with customary representations and warranties for the transfer of this kind. On the Redemption Date, the Company shall, unless otherwise prohibited under any then-existing credit facilities to which the Company or any member of the Company Group is a party, redeem all such Shares at the Redemption Price.
(3)Notwithstanding anything contained in this Section 6(d) to the contrary, in the event that in the Redemption described herein would result in a default under any applicable financing documents of the Company or any other member of the Company Group, or would otherwise be prohibited by applicable law (as applicable, a “Prohibition Event”), the Redemption shall be delayed until the Prohibition Event ceases to exist. Without limiting the foregoing, at any time prior to the end of a Redemption Period, the Company shall be permitted to assign the Redemption Right to any one or more of the Investors.
(4)Notwithstanding anything herein to the contrary, the Company may suspend the sale and/or purchase of Shares at any time, in the sole discretion of the Company’s Chief Legal Counsel, for such period as deemed appropriate following an event or series of events (including, but not limited to, news of a pending or proposed merger, amalgamation, news of a pending or proposed significant acquisition or disposal, impending bankruptcy or financial liquidity problems, early termination of a significant client contract, change in dividend policy, new equity or debt offerings, significant exposure due to large losses, significant exposure due to actual or threatened litigation, or change in senior management) that could have a material impact on the financial results of the Company.
(5)Notwithstanding anything herein to the contrary, in the event that the IPO Date or a Participant’s Termination occurs following the delivery of a Redemption Notice and prior to the applicable Redemption Date, the Redemption shall automatically be cancelled and of no further force or effect as of the occurrence of the IPO Date or Termination, as applicable, and the Participant shall have no further rights with respect to this Section 6(d).
(e)Repurchase Obligations Upon Termination.
(1)If, prior to the IPO Date, a Participant undergoes a Termination for any reason, then the Company shall repurchase the Shares received by the Participant pursuant to Restricted Share Units granted hereunder at the Repurchase Price (the “Repurchase Obligation”). The repurchase shall occur on a date (the “Repurchase Date”) determined by the Administrator that is no more than thirty (30) days following the Valuation Reporting Date in respect of the Valuation Date occurring immediately following the date of such Participant’s Termination. The aggregate Repurchase Price shall be paid in cash in a lump sum on the Repurchase Date. To the extent not otherwise held in book entry form by the Company, the certificates representing the Shares to be repurchased shall be delivered to the Company prior to the close of business on the Repurchase Date.
(2)In connection with the Repurchase Obligation, the Participant shall execute all such documents and instruments as are reasonably requested by the Company in order to transfer the Shares subject to the Repurchase Obligation to the Company free and clear of any liens or liabilities, including a purchase agreement with customary representations and warranties for the transfer of this kind. On the Repurchase Date, the Company shall, unless otherwise prohibited under any then-existing credit facilities to which the Company or any member of the Company Group is a party, redeem all such Shares at the Repurchase Price.
(3)Notwithstanding anything contained in this Section 6(e) to the contrary, in the event that the Repurchase Obligation or payment of the Repurchase Price would result in a Prohibition Event, the repurchase pursuant to this Section 6(e) shall be delayed until the Prohibition Event ceases to exist. Without limiting the foregoing, at any time prior to the IPO Date, the Company shall be permitted to assign the Repurchase Obligation to any one or more of the Investors.
(4)Notwithstanding anything herein to the contrary, the Company may suspend the sale and/or purchase of Shares at any time, in the sole discretion of the Company’s Chief Legal Counsel, for such period as deemed appropriate following an event or series of events (including, but not limited to, news of a pending or proposed merger, news of a pending or proposed significant acquisition or disposal, impending bankruptcy or financial liquidity problems, early termination of a significant client contract, change in dividend policy, new equity or debt offerings, significant exposure due to large losses, significant exposure due to actual or threatened litigation, or change in senior management) that could have a material impact on the financial results of the Company.
(f)Permitted Transfers. Shares acquired upon settlement of any Restricted Share Unit may be transferred in connection with a Permitted Transfer; provided, however, that it shall be a condition of each such Permitted Transfer that (1) the transferee agrees to be bound by the terms of the Plan, the applicable RSU Agreement, and, if requested by the Company, the shareholders’ or similar agreement, as though no such transfer had taken place, and (2) the Participant has complied with all applicable laws in connection with such transfer. The Participant and the transferee shall execute any documents reasonably required by the Administrator to effectuate such Permitted Transfer and be bound by the terms of the Plan, the applicable RSU Agreement, and, if requested by the Company, the shareholders’ or similar agreement.
(g)Power of Attorney. Each of the Participants appoints each of the Company’s directors and officers for the time being irrevocably and by way of security for the performance of the appointer’s obligations under this Section 6 as his attorney to, where that participant has failed duly to transfer any Shares in accordance with this Section 6, execute and deliver, or authorize the execution and delivery by any person, of the necessary forms of transfer and any other document, and do in its name or otherwise on its behalf all acts and things which the attorney shall in its absolute discretion consider necessary or desirable to give effect to this Section 6, including any transfer of Shares and voting in favor of any merger or amalgamation subject to this Section 6.
7.Adjustment for Recapitalization, Merger, etc.
(a)Capitalization Adjustments. In the event of (1) changes in the issued and outstanding Shares or in the capital structure of the Company by reason of share dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, reductions in share capital or other relevant changes in capitalization occurring after the date of grant of any such Restricted Share Unit (including any Corporate Event); or (2) any change in applicable laws or circumstances, in the case of clauses (1) and (2) above, to the extent that the Administrator in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, then the Administrator shall: (A) equitably and proportionately adjust or substitute, as determined by the Administrator in its sole discretion, (x) the number of Shares covered by each outstanding Restricted Share Unit, and/or (y) the kind of equity security (including Shares) or other consideration subject to each outstanding Restricted Share Unit and available for future issuance pursuant to the Plan; (B) in respect of an outstanding Restricted Share Unit, make one or more cash payments to the holder of an outstanding Restricted Share Unit, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Administrator may determine in its sole discretion, in an amount that the Administrator determines in its sole discretion addresses the diminution in the value of such outstanding Restricted Share Unit in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Administrator in its sole discretion. In no event shall any adjustments be made in connection with the conversion of one or more issued and outstanding Preferred Shares into Shares. The Administrator will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Administrator need not take the same action or actions with respect to all Restricted Share Units or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of a Restricted Share Unit.

(b)Corporate Events. Notwithstanding the foregoing, except as provided by the Administrator, in connection with (1) a merger or consolidation involving the Company in which the Company is not the surviving corporation, (2) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation or other property or cash, (3) an amalgamation involving the Company, (4) a Change in Control, or (5) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), all Restricted Share Units outstanding on the effective date of such Corporate Event shall be treated in the manner described in the definitive transaction agreement (or, in the event that the Corporate Event does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator in its sole discretion), which agreement may provide, without limitation, for one or more of the following:
(1)The assumption or substitution of any or all Restricted Share Units in connection with such Corporate Event, in which case the Restricted Share Units shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Restricted Share Units vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;
(2)The acceleration of vesting of any or all Restricted Share Units, subject to the consummation of such Corporate Event;
(3)The Reacquisition and cancellation of any or all Restricted Share Units (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding such Restricted Share Units of an amount in respect of such Reacquisition and cancellation based upon the per-share consideration being paid for the Shares in connection with such Corporate Event (such amounts to be paid on substantially the same schedule and subject to substantially the same terms and conditions as the consideration payable for the Shares in connection with the Corporate Event, unless otherwise determined by the Administrator); and
(4)The replacement of any or all Restricted Share Units with a cash incentive program that preserves the value of the Restricted Share Units so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions and settlement terms as applicable to the Restricted Share Units so replaced.
Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Restricted Share Unit at such time. In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Administrator may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Restricted Share Units, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, and (C) deliver customary transfer documentation as reasonably determined by the Administrator.
The Administrator need not take the same action or actions with respect to all Restricted Share Units or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of a Restricted Share Unit.

(c)Fractional Shares. Any adjustment provided under this Section 7 may, in the Administrator’s discretion, provide for the elimination of any fractional share that might otherwise become subject to a Restricted Share Unit. No cash settlements shall be made with respect to fractional shares so eliminated.
8.Use of Proceeds.
The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.
9.Rights and Privileges as a Shareholder.
Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of Share ownership in respect of Shares that are subject to Restricted Share Units hereunder until such Shares have been issued to that person.
10.Employment or Service Rights.
No individual shall have any claim or right to be granted a Restricted Share Unit under the Plan or, having been selected for the grant of a Restricted Share Unit, to be selected for the grant of any other Restricted Share Unit. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of any member of the Company Group.
11.Compliance with Laws.
(a)Delivery of Shares. The obligation of the Company to deliver Shares upon settlement of any Restricted Share Unit shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Restricted Share Unit to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to a Restricted Share Unit unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act and any applicable state agency (or with a similar non–United States regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act or any applicable state laws any of the Shares to be offered or sold under the Plan or any Shares to be issued upon settlement of Restricted Share Units. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act (or other applicable laws), the Company may restrict the transfer of such shares and may legend the share certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
(b)Investment Assurances. The Administrator may require a Participant, as a condition of exercising or acquiring Shares under any Restricted Share Unit, (1) to give written assurances satisfactory to the Administrator as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Administrator who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Restricted Share Unit; and (2) to give written assurances satisfactory to the Administrator stating that the Participant is acquiring Shares subject to the Restricted Share Unit for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative (A) following the IPO Date, or (B) if, as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.
12.Withholding Obligations.
As a condition to the vesting and/or settlement of any Restricted Share Unit, the Administrator may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Administrator, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting and/or settlement, as applicable. The Administrator, in its discretion, may permit the Reacquisition of Shares with such cash payments in respect thereof to be used to satisfy tax withholding requirements. For the avoidance of doubt, any Restricted Share Units will not vest or be settled until the Participant satisfies any taxes due or payable in accordance with this Section 12.
13.Amendment of the Plan or Restricted Share Units.
(a)Amendment of Plan. The Board may amend the Plan at any time and from time to time. The Administrator may also amend the Plan at any time and from time to time; provided, that the Administrator shall preview any material amendments to the Plan in advance of completing any such amendment and shall only make such amendment if approved by the Board.
(b)Amendment of Restricted Share Units. The Board or the Administrator may amend the terms of any one or more Restricted Share Units or any RSU Agreement at any time and from time to time.
(c)Addenda. The Board or the Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Restricted Share Units to Eligible Persons, which Restricted Share Units may contain such terms and conditions as the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which, if so required under applicable laws, may deviate from the terms and conditions set forth in the Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.
(d)Shareholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, the Plan shall be submitted to the Company’s shareholder for approval and no amendment to the Plan or any Restricted Share Unit shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Shares are listed. Additionally, no amendment to the Plan or any Restricted Share Unit shall materially and disproportionately impair a Participant’s rights under any Restricted Share Unit unless the Participant consents in writing (it being understood that no action taken by the Board or the Administrator that is expressly permitted under the Plan, including, without limitation, any actions described in Section 7 hereof, shall constitute an amendment to the Plan or a Restricted Share Unit for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Administrator may amend the terms of the Plan or any one or more Restricted Share Units from time to time as necessary to bring such Restricted Share Units into compliance with applicable law, including, without limitation, Section 409A of the Code.

14.Termination or Suspension of the Plan.
The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Restricted Share Units may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Restricted Share Units then outstanding hereunder until such time as all Restricted Share Units under the Plan have been terminated, forfeited, or otherwise canceled, or settled, or otherwise paid out in accordance with their terms.
15.Effective Date of the Plan.
The Plan is effective as of the Effective Date.
16.Miscellaneous.
(a)Certificates. Shares acquired pursuant to Restricted Share Units granted under the Plan may be evidenced in such a manner as the Administrator shall determine. If certificates representing Shares are registered in the name of the Participant, the Administrator may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver an instrument of transfer to the Company, endorsed in blank, relating to the Shares. Notwithstanding the foregoing, unless otherwise determined by the Administrator, in its sole discretion, the Shares shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.
(b)Other Benefits. No Restricted Share Unit granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of any member of the Company Group nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
(c)Corporate Action Constituting Grant of Restricted Share Units. Corporate action constituting a grant by the Company of a Restricted Share Unit to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Restricted Share Unit is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Administrator consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of Shares) that are inconsistent with those in the RSU Agreement as a result of a clerical error in connection with the preparation of the RSU Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the RSU Agreement.
(d)Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Restricted Share Units granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee of the Board) and, in each case, as may be amended from time to time. No such policy, adoption, or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with any member of the Company Group. In the event that a Restricted Share Unit is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Restricted Share Unit, subject to applicable law.
(e)Participants Outside of the United States. The Administrator may modify the terms of any Restricted Share Unit under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Administrator to be necessary or appropriate in order that such Restricted Share Unit shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Restricted Share Unit to the Participant, as affected by non–United States tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Restricted Share Unit to a Participant who is a resident, or is primarily employed or providing services, in the United States. A Restricted Share Unit may be modified under this Section 16(e) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation. Additionally, the Administrator may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–United States nationals or are primarily employed or providing services outside the United States.
(f)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(g)Data Privacy. As a condition of receipt of any Restricted Share Unit, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering, and managing the Plan and Restricted Share Units and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company Group may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of any member of the Company Group held by such Participant, and details of all Restricted Share Units (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Restricted Share Units and the Participant’s participation in the Plan, each member of the Company Group may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Restricted Share Units and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting a Restricted Share Unit, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Restricted Share Units and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Restricted Share Units and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and, in the Administrator’s discretion, the Participant may forfeit any outstanding Restricted Share Units if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
(h)No Liability of Administrator Members. No member of the Administrator (nor any employee or director delegated authority pursuant to Section 3(b) hereof) shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Administrator or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Administrator and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or bylaws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(i)Payments Following Accidents or Illness. If the Administrator shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Administrator so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Administrator and the Company therefor.
(j)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the Bermuda without reference to the principles of conflicts of laws thereof.
(k)Funding. No provision of the Plan shall require any member of the Company Group, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall any member of the Company Group be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.
(l)Reliance on Reports. Each member of the Administrator and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act, in good faith, upon any report made by any independent public accountant of any member of the Company Group and upon any other information furnished in connection with the Plan by any person or persons other than such member.
(m)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
*    *    *

RESTRICTED SHARE UNIT GRANT NOTICE AND AGREEMENT1
PartnerRe Ltd. (the “Company”), pursuant to its 2021 Restricted Share Unit Plan (as may be amended, restated or otherwise modified from time to time, the “Plan”), hereby grants to Holder the number of Restricted Share Units set forth below (collectively, the “Restricted Share Units”), subject to adjustment as provided in the Plan. The Restricted Share Units granted hereunder are designated below as either “RSUs” or “PSUs” and are subject to all of the terms and conditions set forth in this Restricted Share Unit Grant Notice and Agreement (this “RSU Agreement”), as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety. To the extent that any provisions herein (or portion thereof) conflicts with any provision of the Plan, this Agreement shall prevail and control. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

Holder:
Date of Grant:
Vesting Date:
Target Number of RSUs:
Target Number of PSUs:
Vesting Schedule:
RSUs:    Provided that Holder has not undergone a Termination prior to the Vesting Date, one hundred percent (100%) of the Vesting Eligible RSUs (as defined below) will vest on the Vesting Date.
For purposes of this RSU Agreement only, the term:
(i)“Individual Adjustment Factor” shall mean a percentage between 75% (inclusive) and 125% (inclusive) determined in the sole discretion by the Administrator promptly (and, in all events, within ninety (90) days) following the completion of the calendar year in which the Date of Grant occurs, with such determination taking into account Holder’s individual performance during such calendar year; and
(ii)“Vesting Eligible RSUs” shall mean a number of RSUs equal to the product of (x) the Target Number of RSUs, and (y) the Individual Adjustment Factor.
PSUs:    Provided that Holder has not undergone a Termination prior to the Vesting Date, one hundred percent (100%) of the Vesting Eligible PSUs will vest on the Vesting Date.
1 Not limited to U.S. participants.

For purposes of this RSU Agreement only, the term:
(i)“Adjusted BV Growth” shall mean difference between (x) the Book Value as of the close of business on the last day of the calendar year during which the Date of Grant occurs, and (y) the Book Value as of the beginning of the calendar year during which the Date of Grant occurs, in each case, as determined by the Administrator and adjusted for any dividends, repurchases or redemptions of Company Securities, currency translation adjustment (CTA), foreign exchange (FX) gains/losses (net of tax), unrealized gains/losses on fixed maturities, including short-term investments and cash equivalents (net of taxes), and such other factors as determined appropriate by the Administrator;
(ii)the “Adjusted BV Growth Factor” shall mean a percentage between 50% (inclusive) and 150% (inclusive) determined by the Administrator in accordance with the following table (with linear interpolation between the applicable Adjusted BV Growth thresholds shown on the table):

Adjusted BV Growth	Adjusted BV Growth Factor
Less than 3%	50%
3%	60%
4%	70%
5%	80%
6%	90%
7%	100%
8%	110%
9%	120%
10%	130%
11%	140%
12% or more	150%
2

; and
(iii)“Vesting Eligible PSUs” shall mean a number of PSUs equal to the product of (x) the Target Number of PSUs, and (y) the Adjusted BV Growth Factor.
Change in Control:    Notwithstanding anything herein to the contrary, in the event of a Change in Control, 100% of any then-unvested Vesting Eligible RSUs and then-unvested Vesting Eligible PSUs will vest immediately prior to the occurrence of a Change in Control (and, if such Change of Control occurs prior to the date on which the Individual Adjustment Factor and/or Adjusted BV Growth Factor have been determined, the Individual Adjustment Factor and/or Adjusted BV Growth Factor, as applicable, shall be 100%).
Termination:    Notwithstanding anything herein to the contrary:
a)in the event that Holder experiences a Termination (i) by the Employer without Cause, or (ii) by Holder for Good Reason, then, if Holder promptly executes, delivers and does not revoke a general release of claims in favor of the Company Group and the Investors in a form reasonably satisfactory to the Company, a pro rata portion (determined by dividing (x) the number of full months completed during the period commencing on the Date of Grant and ending on the date on which the Employer or Holder, as applicable, delivers a notice of Termination by (y) the total number of full months during the period commencing on the Date of Grant and ending on the Vesting Date) of each of the Vesting Eligible RSUs and Vesting Eligible PSUs will vest on the date of such Termination (and, if such Termination occurs prior to the date on which the Individual Adjustment Factor and/or Adjusted BV Growth Factor have been determined, the Individual Adjustment Factor and/or Adjusted BV Growth Factor, as applicable, shall be 100%); or
b)in the event that Holder experiences a Termination as a result of Holder’s death or Disability, then, if Holder (or Holder’s estate, as applicable) promptly executes, delivers and does not revoke a general release of claims in favor of the Company Group and the Investors in a form reasonably satisfactory to the Company, 100% of the Vesting Eligible RSUs and Vesting Eligible PSUs will vest on the date of such Termination (and, if such Termination occurs prior to the date on which the Individual Adjustment Factor and/or Adjusted BV Growth Factor have been determined, the Individual Adjustment Factor and/or Adjusted BV Growth Factor, as applicable, shall be 100%);
3

[b) the event of that Holder experiences a Termination as a result of (i) the death of a French Participant or (ii) the permanent invalidity of a French Participant corresponding to the 2nd or 3rd category among the categories set forth in Article L. 341-4 of the French Social Security Code (“Permanent Invalidity”), then, if Holder promptly executes, delivers and does not revoke a general release of claims in favor of the Company Group and the Investors in a form reasonably satisfactory to the Company all “Restricted Share Units” held by the French Participant at the time of death or Permanent Invalidity (whether vested or unvested) shall become immediately vested and be settled as follows.
In the event of Permanent Invalidity of a French Participant, the Company shall issue or transfer shares of Common Stock to the French Participant with respect to his “Restricted Share Units”.
In the event of death of a French Participant, the Company shall issue or transfer shares of Common Stock to the French Participant’s heirs with respect to the French Participant’s “ Restricted Share Units”, at their request made within 6 months following the date of death of the French Participant.];2 or
c)
[in the event that Holder experiences a Termination upon Holder’s Retirement, then, (i) if Holder promptly executes, delivers and does not revoke a general release of claims in favor of the Company Group and the Investors in a form reasonably satisfactory to the Company, 100% of the then-unvested Restricted Stock Units will continue to vest in accordance with the Vesting Schedule without regard to Holder’s Termination provided that Holder does not engage in any Restricted Activity prior to the Vesting Date, and (ii) notwithstanding anything in the Plan or otherwise to the contrary, (A) the Repurchase Obligation set forth in Section 6(e) of the Plan with respect to any Shares acquired in connection with the settlement of any Restricted Stock Units that are unvested as of the date of such Retirement shall be delayed until the date such Restricted Stock Units vest in accordance with this paragraph (c) and conditioned upon vesting occurring, (B) the Repurchase Price with respect to each such Share shall be an amount equal to the Book Value as of the Valuation Date immediately following such
2 Applicable only to French Participants.
4

applicable vesting date, and (C) the Repurchase Date for such Shares will be the date determined by the Administrator that is no more than thirty (30) days following the Valuation Reporting Date in respect of the Valuation Date immediately following such vesting date. For the avoidance of doubt, in the event that the Company determines that Holder has engaged in any Restricted Activity prior to the Vesting Date, all unvested Restricted Share Units shall be forfeited for no consideration and Holder shall not have any entitlements in respect thereof.]3
Following any such Termination, Shares acquired upon settlement of any Restricted Share Units shall remain subject to Section 6 of the Plan. Further, any Restricted Share Units that have not vested and do not vest in connection with a Termination, [and that are not eligible to continue to vest following such Termination pursuant to clause (c) above,]4 shall automatically be forfeited for no consideration upon Holder’s Termination.
Settlement:    The Company shall settle each vested Restricted Share Unit by delivering to Holder one Share upon (or within two and one-half months following) the first to occur (the “Settlement Date”) of (i) the Vesting Date, (ii) the occurrence of a Change in Control, (iii) the date that is sixty (60) days following a Termination as a result of Holder’s death or Disability, or (iv) the date that is sixty (60) days following the date of Holder’s Termination by the Employer without Cause or by Holder for Good Reason. The Shares issued in respect of the vested Restricted Share Units may be evidenced in such manner as the Administrator shall determine. For the avoidance of doubt, any Restricted Share Units that have not vested prior to the Settlement Date shall be forfeited for no consideration and Holder shall have no additional rights pursuant to this RSU Agreement from and after the Settlement Date.
Transfer Restrictions:    Holder shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Share Units before they vest and are settled, and any attempt to sell, transfer, pledge, or otherwise encumber the Restricted Share Units in violation of the foregoing shall be null and void. The transfer restrictions described in Section 6 of the Plan are incorporated herein by reference and made a part hereof.
General Unsecured Creditor:    Holder shall have only the rights of a general unsecured creditor of the Company until Shares are issued in respect of the Restricted Share Units.
3 Applicable only to non-US Participants.
4 Applicable only to non-US Participants.
5

No Rights as a Shareholder:    Neither the Restricted Share Units nor this RSU Agreement shall entitle Holder to any voting rights or other rights as a shareholder of the Company unless and until the Shares in respect of the Restricted Share Units have been issued in settlement thereof.
Dividends:    For purposes of this RSU Agreement only, the term “Share Election” shall mean an irrevocable election (in a form determined by the Administrator) pursuant to which Holder elects to have all or a portion of any cash dividends or cash dividend equivalents otherwise payable (in accordance with clause (a) below) in respect of any Shares to which a Restricted Share Unit relates paid in the form of additional Shares (in lieu of cash), in each case, at such time and subject to such conditions as the cash dividend or cash dividend equivalent would have otherwise been paid to Holder in accordance with clause (a) below.
Notwithstanding anything herein or in the Plan to the contrary:
a)the Restricted Share Units granted hereunder (unvested and vested) will accrue any dividends (whether in cash or Shares) or dividend equivalents paid with respect to the Shares to which the Restricted Share Units relate, which dividends or dividend equivalents shall be withheld by the Company for Holder’s account (without any interest) and be paid only with respect to any vested Restricted Share Units upon the Settlement Date of such Restricted Share Units (i.e., upon delivery of the Shares underlying such Restricted Share Units); and
b)if (x) a cash dividend or cash dividend equivalent is paid to holders of Shares after the date hereof and prior to the Settlement Date, and (y) Holder makes and delivers a Share Election to the Company on or prior to the December 31st of the calendar year immediately preceding the calendar year in which such cash dividend or cash dividend equivalent is paid, then, upon the Settlement Date of the vested Restricted Share Unit(s) to which such Share Election was made, Holder shall receive, in lieu of cash, an additional number of Shares determined by dividing (x) the Book Value as of the last day of the fiscal quarter during which the applicable cash dividend or cash dividend equivalent was paid to holders of Shares, by (y) the amount of such cash dividend or cash dividend equivalent, rounded down to the nearest whole Share.
[A French Participant shall not be entitled to any dividends, deferred dividends, dividend equivalents or other distributions in respect of the Restricted
6

Share Units” until the Shares have been issued or transferred to the French Participant. As from the Vesting Date, the French Participant shall be entitled to dividends, distributions, voting rights or any other rights attached to the Shares underlying the “Restricted Share Units” as they arise.]5
Data Privacy:    By signing below, Holder hereby explicitly and unambiguously consents to the collection, use, and transfer of Data for the exclusive purpose of implementing, administering and managing the Plan, this RSU Agreement, the Restricted Stock Units granted hereunder and Holder’s participation in the Plan, in each case, as contemplated by, and in accordance with, Section 16(g) of the Plan.
Additional Terms:    The Restricted Share Units shall be subject to the following additional terms:
•The Shares issued in respect of the Restricted Share Units granted hereunder shall be registered in Holder’s name on the books of the Company during the Lock-Up Period and for such additional time as the Administrator determines appropriate in its reasonable discretion. Any certificates representing the Shares delivered to Holder shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such units are listed, and any applicable federal or state laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Administrator deems appropriate.
•Holder shall be the record owner of the Shares issued in respect of the Restricted Share Units until or unless such Shares are repurchased or otherwise sold or transferred in accordance with the terms of the Plan, and as record owner shall generally be entitled to all rights of a shareholder with respect to the Shares issued in respect of the Restricted Share Units.
•As a condition to the vesting and/or settlement of any Restricted Share Units hereunder, Holder shall be required to satisfy all applicable withholding tax obligations arising in connection with such vesting and/or settlement, if any, as provided in the Plan; provided, that, Holder may elect, by notifying the Company in writing, to have such withholding tax obligations satisfied through the use of Shares, such
5 Applicable only to French Participants.
7

that the number of Shares received upon settlement of the Restricted Share Units hereunder shall be reduced by a number of Shares with an aggregate Book Value on the date of settlement equal to any federal, state or local income or other taxes required by law to be withheld by the Company.
•This RSU Agreement does not confer upon Holder any right to continue as an employee or service provider of the Employer or any other member of the Company Group.
•This RSU Agreement shall be construed and interpreted in accordance with the laws of Bermuda, without regard to the principles of conflicts of law thereof.
•Holder understands that the Restricted Share Units are intended to be either exempt from Section 409A and 457A of the Code to the greatest extent possible and the Restricted Share Units will be administered and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on Holder as a result of Section 409A of the Code or any damages for failing to comply with Section 409A or 457A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
•Holder agrees that the Company may deliver by email all documents relating to the Plan or the Restricted Share Units (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). Holder also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify Holder by email or such other reasonable manner as then determined by the Company.
•This RSU Agreement and the Plan constitute the entire understanding and agreement of the parties hereto and supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements (whether oral or written and whether express or implied) between the Company and Holder relating to the subject matter of this RSU Agreement. Without limiting
8

the foregoing, to the extent Holder has entered into an employment or similar agreement with the Company or any of its affiliates, and the terms noted in such employment or similar agreement are inconsistent with or conflict with this RSU Agreement, then the terms of this RSU Agreement will supersede and be deemed to amend and modify the inconsistent or conflicting terms set forth in such employment or similar agreement.
Representations and
Warranties of
Holder:    [Holder hereby represents and warrants to the Company in connection with the grant of the Restricted Share Units hereunder, and the issuance of any Shares in respect of such Restricted Share Units, that:
▪[Holder understands that the Shares have not been registered under the Securities Act, nor qualified under any state securities laws, and that the Shares are being offered and sold pursuant to an exemption from such registration and qualification based in part upon Holder’s representations contained herein; the Shares are being issued to Holder hereunder in reliance upon the exemption from such registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving any public offering, and in connection therewith, Holder acknowledges Holder’s status as an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act;
▪Holder is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of the investment contemplated by this RSU Agreement; and Holder is able to bear the economic risk of this investment in the Company (including a complete loss of this investment);
▪Except as specifically provided herein or in the Plan, Holder has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge all or any portion of his, her or its Shares, and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;
▪Holder has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company’s sale to Holder of his, her or its Shares;
▪Holder is familiar with the business and operations of the Company and has been afforded an opportunity to ask such
9

questions of the Company’s agents, accountants and other representatives concerning the Company’s proposed business, operations, financial condition, assets, liabilities and other relevant matters as he, she or it has deemed necessary or desirable in order to evaluate the merits and risks of the investment contemplated herein;
▪Holder has been informed that the Shares are restricted securities under the Securities Act and may not be resold or transferred unless the Shares are first registered under the federal securities laws or unless an exemption from such registration is available; and
▪Holder is prepared to hold the Shares for an indefinite period and that Holder is aware that Rule 144 as promulgated under the Securities Act, which exempts certain resales of restricted securities, is not presently available to exempt the resale of the Shares from the registration requirements of the Securities Act.]6
*    *    *
6 Applicable only to U.S. Participants.
10

THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS RSU AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED SHARE UNITS UNDER THIS RSU AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF BOTH THIS RSU AGREEMENT AND THE PLAN.

PARTNERRE LTD. By: Signature Title: Date:	HOLDER Signature Print Name: Date:

[Signature Page to Restricted Share Unit Grant Notice and Agreement]